                                                                      EXHIBIT 15




INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S AWARENESS LETTER


Compuware Corporation:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Compuware Corporation and subsidiaries for the three month and nine month periods ended December 31, 2004 and 2003, as indicated in our report dated February 3, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended and nine months period ended December 31, 2004, is incorporated by reference in the following Registration Statements on Form S-8: 333-119956, 333-68808, 333-57984, 333-79821, 333-70549,
333-43971, 333-37873, 333-17263, 33-57364, 333-4522 and 33-70852.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Detroit, Michigan
February 3, 2005